ACQUISITION AGREEMENT

    This Acquisition Agreement (the "Agreement") made this 16th day of December, 1996 by and between Control Data Systems, Inc., a Delaware corporation ("CDS") and Structural Dynamics Research
Corporation, an Ohio corporation ("SDRC").

                           WITNESSETH:

     WHEREAS, CDS and SDRC are each owners of 50% of the outstanding shares of common stock of Metaphase Technology, Inc., a Delaware corporation ("MTI");

     WHEREAS, CDS wishes to sell to SDRC, and SDRC wishes to purchase, all of the outstanding shares of common stock of MTI owned by CDS (the "Shares"); and

     WHEREAS, CDS wishes to sell to SDRC, and SDRC wishes to purchase, certain assets of CDS related to its product data management software sales and support organization and certain other assets of CDS, each as more particularly described in
Section 1.2;

     WHEREAS, in connection with certain promissory notes from MTI to CDS and other advances by CDS to MTI, MTI is currently indebted to CDS in the principal amount of $3,600,000, and the parties hereto expect that MTI may require additional advances from CDS, all of which SDRC desires to cause MTI to pay in full to CDS upon SDRC's purchase of the Shares;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:


                          ARTICLE
                      PURCHASE AND SALE

     Section 1.1 Sale of the Shares. Subject to the terms and conditions of this Agreement, CDS agrees to sell, assign, transfer and deliver, free and clear of all liens and encumbrances, to SDRC and SDRC agrees to purchase and accept, the Shares.

     Section 1.2 Sale of the Assets. Subject to the terms and conditions of this Agreement, CDS agrees, or to the extent owned by any subsidiary of CDS, CDS agrees to cause such subsidiary, to sell, assign, transfer and deliver, free and clear of all liens and encumbrances except as specifically assumed as part of the Assumed Liabilities (defined below), to SDRC and SDRC agrees to purchase and accept, the assets listed on Schedule 1.2A (the "Assets"). SDRC shall not assume any liability and shall not be liable for any debts of or claims against CDS or any subsidiary of CDS of any nature whatsoever, whether arising out of its purchase of the Assets or otherwise, except those specific trade payables and other liabilities which are specifically described on Schedule 1.2B, including the liabilities and obligations from and after the Closing (defined below) under the contracts, agreements and proposals included within the Assets (the "Assumed Liabilities"). The Assets and the Assumed Liabilities are sometimes referred to herein collectively as the "Acquired CDS Business".

     Section 1.3 Employees of CDS. With respect to employees of the Acquired CDS Business located in the United States, SDRC may offer employment to such employees it desires to employ, but nothing herein shall be construed to obligate SDRC to employ or offer employment to any employee of CDS located in the United States. SDRC may make an offer of employment to any employee of CDS located in the United States at any time prior to or as of the Closing. With respect to employees of the Acquired CDS Business located in Europe, SDRC shall employ all such employees, each to be listed on Schedule 1.3 to be delivered at Closing, subject to the limitations described in Section 9.1.11 and CDS' obligations pursuant to Article 12. To the extent SDRC assumes any pension liability for any such employees, CDS shall transfer to SDRC fully funded pension assets for each such employee to be employed by SDRC hereunder to whom such assets are attributable. SDRC shall assume no liability in connection with its employment of any such employees of CDS, including any liability for severance pay, wages, salaries, commissions, bonuses, vacation pay, benefits (including any health, dental, expense, profit sharing, pension, bonus, retirement or other benefit plans) attributable to such employees' employment with CDS prior to the Effective Date (defined below), which such liability shall remain the sole obligation of CDS, and shall constitute "Excluded Liabilities" pursuant to Section 1.4, except to the extent any adjustment for such liability is made pursuant to Section 2.2. At the Closing, SDRC shall deliver to CDS Schedule 1.3, which shall contain a complete and accurate list of all employees of CDS to be employed by SDRC hereunder, including those certain employees of CDS located in the United States which SDRC desires to employ, and each of the employees of the Acquired CDS Business located in Europe.

     Section 1.4     Excluded Liabilities.  As used herein,
"Excluded Liabilities" shall refer to all liabilities of CDS other than the Assumed Liabilities.

     Section 1.5 Purchase and Sale by Subsidiaries. SDRC hereby acknowledges and agrees that portions of the Acquired CDS Business may be owned by wholly-owned subsidiaries of CDS, and CDS hereby acknowledges that as applicable, the representations, warranties, covenants or other agreements hereunder by CDS shall be equally binding upon its wholly-owned subsidiaries. CDS hereby acknowledges and agrees that portions of the Acquired CDS Business may be purchased by wholly-owned subsidiaries of SDRC, and SDRC hereby acknowledges that as applicable, all representations, warranties, covenants or other agreements hereunder by SDRC shall be equally binding upon its wholly-owned subsidiaries. SDRC and CDS hereby agree to, and to cause each of its subsidiaries to, execute any and all documents and instruments, or take any other action, necessary to effectuate such purchase or sale on behalf of its subsidiaries pursuant to this Section 1.5.

                             ARTICLE 2.
                      PURCHASE CONSIDERATION

     Section 2.1 Purchase Consideration. As consideration for the Shares and the Assets, SDRC shall pay over to CDS the sum of $21,150,000 cash (subject to adjustment as described in Section 2.2, subject to the provisions of Sections 2.3, and less any amount loaned pursuant to Section 5.6) and shall issue to CDS a warrant, substantially in the form attached hereto as Exhibit A (the "Warrant"), to purchase 750,000 shares of SDRC Common Stock. As used herein, the term "Purchase Consideration" shall collectively refer to such sum of $21,150,000, as adjusted, and the Warrant .

     Section 2.2 Adjustment of Purchase Consideration. Not later than 15 days after the Closing, CDS shall deliver to SDRC a balance sheet reflecting the Assets and the Assumed Liabilities, dated as of December 31, 1996 (the "Effective Date"), and prepared in accordance with generally accepted accounting principles and the guidelines of Securities and Exchange Commission Regulation
SX, except that such balance sheet shall not include any indebtedness of MTI to CDS or any other intangible assets of the Acquired CDS Business (the "Effective Date Balance Sheet").
Within 60 days after receipt by SDRC of the Effective Date Balance Sheet, SDRC's auditors, at SDRC's sole cost, shall conduct a review of the Effective Date Balance Sheet, as adjusted by SDRC pursuant to Section 9.2.2, to determine the net tangible book value of the Acquired CDS Business, applying generally accepted accounting principles, consistently applied. If CDS disagrees with such determination of SDRC's auditors, CDS' auditors, at CDS' sole cost, shall have 15 days to review the workpapers of SDRC's auditors related to such review. If, based on such review, CDS' auditors, applying generally accepted accounting principles, consistently applied, disagree with SDRC's auditors as to the net tangible book value of the Acquired CDS Business, such workpapers shall be submitted to Arthur Andersen Co. in Minneapolis, Minnesota for its review, the costs of which shall be shared equally by the parties hereto. Arthur Andersen Co. shall have 30 days to determine the net tangible book value of the Acquired CDS Business, and such determination shall be final and binding on both parties hereto. The Purchase Consideration shall be adjusted
(i) upward on a dollar-for-dollar basis to the extent the net tangible book value of the Acquired CDS Business, as determined by such procedure, exceeds $3,500,000, and (ii) downward on a dollar-for-dollar basis to the extent the net tangible book value of the Acquired CDS Business, as determined by such procedure, is less than $2,000,000. The amount of any such downward adjustment shall be deducted from the Escrow Amount (defined below). SDRC shall pay the amount of any such upward adjustment to CDS within 15 days after the completion of such review procedure.

     Section 2.3 Escrow. At the Closing, SDRC shall deposit $2,500,000 of the Purchase Consideration (the "Escrow Amount") into an interest-bearing account maintained at a bank acceptable to both SDRC and CDS, with all interest earned thereon to accrue to CDS pursuant to an escrow agreement to be executed at the Closing, substantially in the form attached hereto as Exhibit B (the "Escrow Agreement"). The Escrow Amount shall provide a source of funds out of which claims by SDRC for indemnification under this Agreement may be satisfied. The Escrow Amount shall be released from escrow and paid to CDS as follows, in accordance with Escrow Agreement:

     (a) Upon the completion of the review procedure described in
Section 2.2 with respect to the Effective Date Balance Sheet, the amount of any downward adjustment shall be released from escrow and paid over to SDRC, and an amount equal to $1,250,000 less the amount of any such downward adjustment shall be released from escrow and paid over to CDS; and

     (b) Upon the later of (i) March 31, 1998, or (ii) a date 30 days following the release to the public of SDRC's audited financial statements for fiscal year 1997, any remaining portion of the Escrow Amount, less any amount for which SDRC has provided notice to CDS of its claim for indemnification pursuant to Section 12.3, shall be released from escrow and paid over to CDS.

     Section 2.4     Allocation of the Purchase Consideration.
The Purchase Consideration shall be allocated in accordance with
Schedule 2.4, to be provided by SDRC at the Closing, subject to mutual agreement by the parties.


                           ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF CDS

     Section 3.1     Generally:

     CDS hereby represents and warrants to SDRC, its successors and assigns as follows:

          3.1.1 Organization and Good Standing. CDS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and duly authorized to carry on the business presently conducted by it.

          3.1.2 Corporate Power and Authorization. This Agreement has been approved by all requisite corporation action, in accordance with and as required by law and in accordance with the Articles of Incorporation and Bylaws of CDS. CDS has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered, and constitutes valid and binding obligations of CDS, each enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) the availability of certain remedies may be precluded by general principles of equity.

          3.1.3 No Violation. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, (i) materially conflicts with, results in a material breach of, materially violates or constitutes a material default under, CDS's Articles of Incorporation or Bylaws or any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement or commitment to which CDS or any of its property is subject or bound; or (ii) results in the creation of or gives any person the right to create any material lien, charge, encumbrance, security agreement or any other rights of others or other material adverse interest upon any material right, property or asset belonging to CDS.

     3.1.4 Full Disclosure. No representation or warranty made by CDS in this Agreement or any Schedule or Exhibit hereto and any statement or certificate or memorandum addressed to SDRC furnished or to be furnished by CDS pursuant hereto or in connection with the transactions covered hereby contains or will contain any untrue statement of a material fact, or omits any material fact, the omission of which would be misleading.

     Section 3.2     With respect to the Shares:

     CDS hereby represents and warrants to SDRC, its successors and assigns, to the knowledge of CDS (but absolutely as to Section 3.2.5), as follows:

     3.2.1 Organization and Good Standing. MTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and duly authorized to carry on the business presently conducted by it. MTI is qualified to do business in all jurisdictions in which it is required to be so qualified.

     3.2.2 Capitalization. MTI's authorized capital stock consists of 1,300 common shares, without par value per share, of which 1,300 shares are issued and outstanding, fully paid and nonassessable. MTI has no outstanding options, warrants or other rights entitling another person to acquire any securities of MTI of any kind.

     3.2.3 Subsidiaries. MTI has no direct or indirect subsidiaries or joint ventures.

     3.2.4 Financial Statements. MTI has previously furnished or made available to SDRC audited financial statements as of December 31, 1995, 1994 and 1993 together with unaudited financial statements for the nine month period ended September 30, 1996, for MTI (collectively, the "Financial Statements"). The Financial Statements fairly present in all material respects the financial condition of MTI as of said dates and the results of MTI's operations for the periods then ended, in conformity with generally accepted accounting principles, consistently applied, except that the September 30, 1996 Financial Statements do not include footnotes in accordance with generally accepted accounting principles or year end accruals or adjustments.

          3.2.5 Title. CDS is the beneficial and record owner of the Shares, free and clear of any liens or other encumbrances, and will deliver the Shares at the Closing free and clear of any liens or other encumbrances. MTI has good and marketable title to all of the properties and assets reflected in the Financial Statements for MTI as of the latest balance sheet contained in the Financial Statements, and such properties and assets are in good repair and operating condition, ordinary wear and tear excepted.

     3.2.6 Accounts Receivable. Schedule 3.2.6 includes an accurate aging schedule of all of the accounts receivable reflected on MTI's latest balance sheet included in the Financial Statements. The net accounts receivable reflected on the latest balance sheet included in the Financial Statements will be fully collectible after such date in the ordinary course of business.

     3.2.7 Real Property. MTI does not own any real estate. MTI is not a party to any lease for any real property, except as disclosed on Schedule 3.2.7. MTI is not in material default under any lease for real property and each such lease to which MTI is a party constitutes a valid and binding obligation of the respective parties thereto. There exist no material defaults under such leases and no events have occurred that with notice, the lapse of time, or otherwise, would constitute a material default under any lease for real estate to which MTI is a party. With respect to all real estate previously or currently leased, or to be leased by MTI pursuant to Section 7.1.3: (i) CDS is the sole owner of any and all interest in such real property subject to any such lease; and (ii) MTI has been or will be the owner and holder of the entire interest in the leasehold estate purported to be granted by such lease.

     3.2.8 Environmental Matters. (a) MTI is not in material violation, nor has MTI received any notice of any material violation, of any applicable federal, state or local environmental law, regulation or ordinance (each hereinafter an "Environmental Law"), including by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response Compensation and Liability Act of 1980, and the Toxic Substances Control Act (including any amendments or extensions thereof, and rules, regulations, standards or guidelines pursuant to any Environmental
Laws) and all other environmental standards or requirements; (b) MTI is not subject to any existing, pending or threatened investigation, inquiry or proceeding by any governmental authority or to any material remedial obligations under any Environmental Law, (c) there are no existing or pending requirements of any governmental authority relating to environmental matters requiring any material remedial action or other material work, repairs, construction or capital expenditures with respect to the real properties owned or leased by MTI, and (d) MTI has not been named as a "potentially responsible party" in connection with any litigation, investigation or similar matter.

     3.2.9 Absence of Material Adverse Changes. Since December 31, 1995, there have been no changes with respect to MTI which have had a Material Adverse Effect, and no officer of CDS is aware of any events with respect to MTI which have occurred since December 31, 1995 or which are reasonably certain to occur in the future and which reasonably can be expected to result in any Material Adverse Effect.

     3.2.10 Relationship with Distributors and Resellers. Set forth on Schedule 3.2.10 is a list of all authorized distributors and resellers of MTI. There exists no threat on the part of any authorized distributor or reseller to materially reduce the volume of its purchases from or sales to MTI or to otherwise materially modify its business relationship with MTI.

     3.2.11 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against on the latest balance sheet of MTI included in the Financial Statements, MTI has no known or unknown liabilities or obligations (secured, unsecured, contingent or otherwise), other than any liability or obligation which individually or in the aggregate would not have a Material Adverse Effect on MTI.

     3.2.12 Litigation. There are no actions, suits, proceedings, investigations or assessments of any kind pending or threatened before any court, administrative agency, arbitration association, or other regulatory body against MTI which could reasonably be expected to result in any Material Adverse Effect on MTI or which questions the validity or legality of this Agreement or of any action taken or to be taken by MTI in connection with this Agreement.

     3.2.13 Taxes of MTI. Except to the extent reserved against on the latest balance sheet included in the Financial Statements, MTI has in all material respects (i) timely filed all tax returns, schedules, declarations, and tax-related documents (collectively, "Returns") required to be filed by any and all jurisdictions to which it is or has been subject; (ii) timely paid in full any taxes, interest and penalties with respect thereto, subject to audit of the taxing authorities by such jurisdictions and timely made any deposits of tax required by taxing jurisdictions; (iii) fully accrued on its books an amount sufficient to pay all taxes not yet due for any completed taxable period; (iv) made timely payments of the taxes required to be deducted and withheld from the wages paid to employees; and (v) otherwise satisfied, in all material respects, all legal requirements applicable to it with respect to all aforementioned obligations to taxing jurisdictions. With the exception of the Credit for Increased Research Expenditures under Section 41 of the Internal Revenue Code, which has not yet been claimed for the tax years 1993 and 1994, all Returns filed by MTI correctly reflect in all material respects its income, expenses, deductions, credits and loss carryovers and the taxes due and are otherwise accurate and complete in all material respects. MTI has provided or made available to SDRC true and complete copies of all federal income tax returns of MTI for each of the taxable years ended 1994 and 1995, inclusive. The most recent period for which an assessment can no longer be made by the IRS with respect to federal income tax obligations of MTI is for the fiscal year ended 1992. MTI has not experienced an audit of any of the Returns, and no audit of any of the Returns is in progress and CDS has no reason to believe that any such audit is contemplated. There are no other material pending questions by any taxing authority relating to, or claims asserted for (or any basis therefor), taxes or assessments of MTI. For purposes of this Section, "tax" and "taxes" (when not modified by other words such as "income" or "franchise") shall include all income, gross receipts, franchise, excise, real and personal property, and other taxes imposed by any federal, state, municipal, local, or other governmental agency, including assessments in the nature of taxes.

          3.2.14 Contracts, Agreements, Commitments and Proposals. Except as disclosed on Schedule 3.2.14, MTI is not a party to any material contract, agreement or commitment, oral or written, including with respect to distributors, subdistributors, contractors, subcontractors, customers, service agreements or commitments, and software development agreements, which is to be performed in whole or in part at or after the date of this Agreement. With respect to those contracts, agreements or commitments disclosed on Schedule 3.2.14, there is no material breach or violation thereof, or material default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or violation thereof or material default thereunder, or give rise to a right of termination, modification, cancellation, prepayment or
acceleration thereunder.   Other than disclosed on Schedule
3.2.14, MTI has made no offer or proposal to any person which, if accepted, would result in any such contract, agreement or commitment. With respect to those contracts, agreements or commitments disclosed on Schedule 3.2.14, no consent is required in connection with the purchase of the Shares by SDRC.

          3.2.15     MTI Intellectual Property.

          (a) Schedule 3.2.15 contains a complete and accurate list of all MTI Intellectual Property, as defined herein. Except as set forth in Schedule 3.2.15, MTI owns all right, title and interest in and to, or holds valid licenses for the use of, the MTI Intellectual Property. Schedule 3.2.15 sets forth a list of all software products marketed by MTI within the three year period prior to the date of this Agreement, and identifies the source or method of intellectual property protection utilized or relied upon by MTI with respect to each such product. None of the software products marketed by MTI has entered the public domain or otherwise lacks intellectual property protection.

          (b) As of and since the date upon which it acquired or developed any of the MTI Intellectual Property, MTI has not (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any of the MTI Intellectual Property to any third party, (ii) entered into any license, franchise or other agreement with respect to any of the MTI Intellectual Property with any third person other than CDS or SDRC, or (iii) otherwise encumbered any of the MTI Intellectual Property. MTI has maintained and enforced the MTI Intellectual Property in accordance with its customary practices in order to safeguard the secrecy of all the MTI Intellectual Property that is considered to be trade secrets.

          (c) The conduct of the business of MTI as currently conducted does not conflict, misappropriate or infringe in any way with any intellectual property right of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on MTI's business, and there is no claim, suit, action or proceeding pending or threatened against MTI (i) alleging that use of the MTI Intellectual Property or any intellectual property licenses conflicts or infringes in any way with any third party's intellectual property rights, or (ii) challenging MTI's ownership of or right to use or the validity of any MTI Intellectual Property. There are no material conflicts, misappropriations, infringements or other violations by any third party of any of the MTI Intellectual Property owned by or licensed by or to MTI.

          (d) Each copyright registration and trademark registration and each application therefor listed in Schedule
3.2.15 is valid, subsisting and in proper form, and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. CDS has taken, and has caused MTI to take, its customary precautions to maintain the secrecy of the MTI Intellectual Property that is considered to be trade secrets, and to protect MTI's trade secrets from disclosure to the extent required under Minnesota law, and as may be required by the terms and conditions of that certain OEM License Agreement, dated October 1, 1992, between MTI and CDS (the "OEM License Agreement"). There have been no failures in complying with such requirements and no Copyright, Patent or Trademark, each as defined herein, has lapsed and there has been no cancellation or abandonment thereof.

          (e) Neither MTI, nor any other person, has granted any release, covenant not to sue, or non-assertion assurance or entered into any indemnification or settlement agreement with any person with respect to any part of the MTI Intellectual Property or any intellectual property licenses associated with the MTI Intellectual Property.

          (f)     Any software included within the MTI
Intellectual Property is free from any and all product malfunctions or other "bugs" which would materially interfere with the ability of such software to perform in the manner required by customers of MTI, or as represented by MTI to its customers. The MTI Intellectual Property is adequate for the business of MTI, and except as disclosed on Schedule 3.2.15, no additional intellectual property, including software, is necessary in connection with the conduct of MTI's business.

           (g)  For the purpose of this Agreement, "MTI
Intellectual Property" shall be defined as (i) all know-how, show-how, confidential or proprietary technical information, trade secrets, designs, processes, computer software, databases originating with or used by MTI (including any third-party owned software incorporated into any MTI product or used in connection with MTI), or as "work for hire" created by or on behalf of MTI, research in progress, inventions or invention disclosures (whether patentable or unpatentable) and drawings, schematics, blueprints, flow sheets, designs and models; (ii) all copyrights, copyright registrations, copyrights mask works and copyright applications ("Copyrights") owned or used by MTI; (iii) all patents, patent applications, patents pending, patent disclosures on inventions and all patents issued upon said patent applications or based upon such disclosures ("Patents") owned or used by MTI; and (iv) all registered and unregistered trade names, trademarks, service marks, product designations, corporate names, trade dress, logos, slogans, designs and general intangibles of like nature, together with all registrations and recordings and all applications for registration therefor and all translations, adaptations, derivatives and combinations thereof ("Trademarks") owned or used by MTI.

           3.2.16 Business Operation. Since December 31, 1995, MTI has been operating in the ordinary course of business, has not made any material changes in its capital or corporate structures, nor any material changes in its methods of business operation and has not provided any material increases in employee salaries or benefits or made a commitment to materially change the compensation of any employee, other than in the ordinary course. Since December 31, 1995, MTI has not declared or paid any dividends or made any distributions of any other kind to its shareholders.

          3.2.17     MTI's Employees and Employee Benefit Plans.
Schedule 3.2.17 contains a complete and accurate list and a brief description of each employee contract and each plan or arrangement, including the total number of MTI shares authorized to be issued under each such contract, plan or arrangement, which provides any of the following benefits: bonus, profit sharing, employee stock ownership, stock option, stock appreciation right, stock grant, phantom stock, pension, retirement, insurance, medical, hospitalization, dental, disability, vacation, workers' compensation, unemployment, deferred or incentive compensation, severance or any other benefit, including, without limitation, each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, and "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (collectively, "Benefit Plans") with respect to any one or more of the employees or former employees of MTI. MTI is not and never has been obligated to make contributions to any multi-employer plan within the meaning of
Section 3(37) of ERISA and there exist no material unfunded liabilities under any of the Benefit Plans. MTI has provided to SDRC an accurate and complete list of each employee of MTI with each employee's job title and annual compensation set forth next to each employee's name, and there has been no material change in the compensation payable to such employees. MTI has not promised to provide and is not providing any medical or life insurance benefits to former employees or any other persons other than current employees or former employees exercising their rights under COBRA or similar laws. MTI has previously delivered or made available to SDRC copies of all executory employment agreements for employees of MTI.

          3.2.18 Compliance of Plans with ERISA and Code. All Benefit Plans comply in all material respects, and the execution of this Agreement by CDS shall not cause any failure of such compliance, with all applicable laws and regulations, including with respect to (i) the requirements of the Code that the Benefit Plans be non-discriminatory with regard to coverage, availability of benefits and amount and level of benefits, except as may be affected by the purchase of the Shares by SDRC, (ii) the provision of notices and reports to participants of the Benefit Plans, and
(iii) any contribution required to be made to the Benefit Plans. The execution and delivery of this Agreement by CDS will not cause the termination of any of the Benefit Plans, involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor constitute a breach of fiduciary responsibility with respect to the Benefit Plans. CDS has delivered or made available to SDRC all documents pertaining to the Benefit Plans to or from any governmental agency or authority having jurisdiction thereof.

          3.2.19     Labor and Employment Matters.   There has not
been filed with the National Labor Relations Board any complaint alleging any unfair labor practices against MTI; there are no facts that would lead to any such unfair labor practice charge; and there has been no occurrence within the past two years of any material work stoppage or strike or any significant labor troubles at the facilities of MTI. MTI is not a party to any collective bargaining agreements. No person or party (including, but not limited to, governmental agencies of any kind) has any valid or enforceable claim or any basis for any valid and enforceable action or proceeding against MTI arising out of any federal and/or state equal employment opportunity statutes, ordinances or regulations, including, but not limited to, those pertaining to race, age, religion, gender, sexual harassment and all other similar claims, including for discrimination in employment or employment practices or occupational safety and health standards (including without limitation, the Occupational Safety and Health Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 or the Americans with Disabilities Act). All of MTI's employees are United States citizens or are otherwise properly authorized to work on a permanent basis in the United States.

          3.2.20 Overtime, Back Wages, Vacation and Minimum Wages. No present or former employee of MTI has any valid and enforceable material claim (whether under federal or state law) under any employment agreement, or otherwise, on account of or for
(i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve months, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

          3.2.21     Insurance Policies of MTI.   MTI has provided
or made available to SDRC an accurate and complete list of each insurance policy currently providing coverage for the assets of MTI, its directors, officers and all employees. MTI has at all times maintained liability coverage with financially sound and reputable insurance carriers in amounts which are reasonable in light of the business of MTI and its claims experience. No insurance carriers presently providing insurance coverage to MTI intend to cancel or refuse to renew such policies or materially increase the premiums payable for coverage comparable to present coverage, except for premium increases to be generally applicable, nor do any such insurance carriers intend to require MTI to implement material changes in its present operating facilities or methods or products as a condition to maintaining insurance.

          3.2.22 Bank Matters. MTI has provide or made available to SDRC a list of each bank account, including the name and address of the bank and the account number, maintained by MTI. The list identifies each person who has signature power with respect to each such account. Schedule 3.2.22 also contains a list of all bank loans held by MTI, including the name and address of the bank, the loan number, the original loan amount and all balances due. MTI has provided or made available SDRC copies of all material documentation with respect to any bank loans of MTI.

          3.2.23 Minute Books and Stock Record Books. The minute books of MTI contain all records of any meetings and other corporate actions of MTI's shareholders and its Board of Directors, including any committees of MTI's Board of Directors. The stock record books of MTI contain all records of transactions involving the issuance or transfer of equity securities of MTI. Other than the minute books and stock record books of MTI, there exist no records of any such meetings, corporate actions, or transactions involving the issuance or transfer of equity securities of MTI.

          3.2.24 International Business Matters. MTI has complied in all material respects with all laws, regulations and ordinances, both of foreign jurisdictions and of the United States or any jurisdiction therein, in connection with its business in any foreign jurisdiction. MTI is authorized to do business in all foreign jurisdictions where MTI currently does or proposes to do business and has all material foreign governmental licenses and permits necessary for conducting the business it conducts and such licenses and permits are in full force and effect. All revenues resulting from sales made in foreign jurisdictions by MTI are reported on MTI's Financial Statements in accordance with United States generally accepted accounting principles.

          3.2.25 Maintenance, Enhancement or Customization Agreements. MTI has not entered into any software maintenance agreement other than as incorporated in the written contracts and agreements of MTI, and there exist no deviations thereto, orally or in writing, which require increased maintenance obligations by MTI. MTI has not, orally or in writing committed to provide selective special enhancements or customization to any of its software products, including for particular customers of CDS.

          3.2.26 Compliance with Laws. MTI is in compliance with all laws and regulations applicable to MTI or the business or properties of MTI.

     Section 3.3     With respect to the Acquired CDS Business:

     CDS hereby represents and warrants to SDRC, its successors and assigns as follows:

           3.3.1 7/31 Balance Sheet. Prior to execution of this Agreement, CDS delivered to SDRC an unaudited balance sheet, dated July 31, 1996, reflecting the assets and liabilities of CDS' product data management software sales and support organization as of such date (the "7/31 Balance Sheet"). The 7/31 Balance Sheet fairly presents the net tangible book value of the Acquired CDS Business as of said date, in conformity with generally accepted accounting principles, consistently applied, except that the 7/31 Balance Sheet does not include reference to any intangible assets, including any pension-related assets or liabilities, of CDS.
There are no material liabilities, obligations or indebtedness of CDS which are required by generally accepted accounting principles to be disclosed on the 7/31 Balance Sheet, other than the liabilities, obligations or indebtedness disclosed thereon. With respect to assets and liabilities associated with CDS' European product data management software sales and support organization, the 7/31 Balance Sheet contains CDS' best estimates, based on all information available to it at such time.

          3.3.2 Title and Availability of Assets. CDS and one or more of its wholly-owned subsidiaries have good and marketable title to the Assets, free and clear of all mortgages, liens, debts, creditors' claims or other third party interests of any nature whatsoever, except as specifically assumed as part of the Assumed Liabilities, including in connection with any personal property tax. CDS has disclosed to SDRC which assets are exclusively used in or otherwise material to its product data management software sales and support organization and has made, and has caused all of its subsidiaries to make, all such assets available for purchase by SDRC hereunder.

          3.3.3 Absence of Material Adverse Changes. Since July 31, 1996, there have been no changes with respect to the Acquired CDS Business which have had or would have a Material Adverse Effect, and no events with respect to the Acquired CDS Business have occurred since July 31, 1996, nor to the knowledge of CDS are reasonably certain to occur in the future, which reasonably can be expected to result in any Material Adverse Effect.

          3.3.4 Litigation. To the knowledge of CDS, there are no actions, suits, proceedings, investigations or assessments of any kind pending or threatened before any court, administrative agency, arbitration association, or other regulatory body against CDS or its affiliates, directors, officers or employees, which if successful might result in any Material Adverse Effect, or which questions the validity or legality of this Agreement or of any action taken or to be taken by CDS in connection with this Agreement.

          3.3.5 Contracts, Agreements, Commitments and Proposals. Except as disclosed on Schedule 3.3.5, as of the date hereof, CDS is not a party to any contracts, agreements or commitments, oral or written, including with respect to distributors, subdistributors, contractors, subcontractors, customers, service agreements or commitments, software development agreements, or any agreement described in Section 3.3.7, which materially affect the Acquired CDS Business or the value thereof to SDRC. With respect to those contracts, agreements or commitments disclosed on Schedule 3.3.5, there is no material breach or violation thereof, or material default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or violation thereof or material default thereunder, or give rise to a right of termination, material modification, cancellation, prepayment or
acceleration thereunder.   Other than disclosed on Schedule 3.3.5,
CDS has made no offer or proposal to any person which, if accepted, would result in any such contract, agreement or commitment. CDS shall update Schedule 3.3.5 as of the Closing Date to reflect contracts, proposals, agreements and commitments existing as of the Closing Date.

          3.3.6     CDS Intellectual Property.

          (a) Schedule 3.3.6 contains a complete and accurate list of all CDS Intellectual Property, and a complete and accurate list of all material third-party owned software incorporated into any product of the Acquired CDS Business or used in the conduct of the Acquired CDS Business (except for MTI Intellectual Property used by CDS in the Acquired CDS Business). Except as set forth in
Schedule 3.3.6, CDS owns all right, title and interest in and to, or holds valid licenses for the use of, the CDS Intellectual Property described thereon. To the knowledge of CDS, none of the software products included within the Assets have entered the public domain or otherwise lack intellectual property protection. CDS holds no Patents, nor has filed any registration for any Patent, in connection with any CDS Intellectual Property.

          (b) As of and since the date CDS acquired or developed any of the CDS Intellectual Property included within the Assets, CDS has not, except to the extent it would not constitute a material encumbrance thereon, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest therein to any third party, (ii) entered into any license, franchise or other agreement with respect thereto with any third person, or (iii) otherwise encumbered any thereof. CDS has maintained and enforced any CDS Intellectual Property in accordance with its customary practices in order to safeguard the secrecy of any CDS Intellectual Property that is considered to be trade secrets.

          (c) CDS current conduct of the Acquired CDS Business does not conflict, misappropriate or infringe in any way with any intellectual property right of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Acquired CDS Business, and there is no claim, suit, action or proceeding pending or, to the knowledge of CDS, threatened against CDS (i) alleging that use of any CDS Intellectual Property or any intellectual property licenses conflicts or infringes in any way with any third party's intellectual property rights, or (ii) challenging CDS' ownership of or right to use or the validity of any CDS Intellectual
Property.   To the knowledge of CDS, there are no conflicts,
misappropriations, infringements, or violations by any third party of any such intellectual property owned by or licensed by or to CDS.

          (d) CDS has taken all of the proper precautions to maintain the secrecy of any CDS Intellectual Property, including the Original Source Code (defined below), that is considered to be trade secrets, and to protect its trade secrets from disclosure to the full extent required under Minnesota law and the OEM License Agreement, and there have been no failures in complying with such requirements.

          (e) To the knowledge of CDS, neither CDS nor any other person, has granted any release, covenant not to sue, or non-assertion assurance or entered into any indemnification or settlement agreement with any person with respect to any part of the CDS Intellectual Property.

          (f) Except for work-in-process, any software included within the Assets or licensed to SDRC pursuant to Section
9.1.3 is free from any and all product malfunctions or other "bugs" which would interfere in any material way with the ability of such software to perform in the manner required by customers of the Acquired CDS Business or as represented by CDS to its customers. The CDS Intellectual Property included within the Assets or licensed to SDRC pursuant to Section 9.1.3 is adequate for the Acquired CDS Business, and except as disclosed on Schedule 3.3.6, no additional intellectual property, including software, is necessary in connection with the conduct of the Acquired CDS Business.

           (g)  For the purpose of this Agreement, "CDS
Intellectual Property" shall be defined as (i) all know-how, show-how, confidential or proprietary technical information, trade secrets, designs, processes, computer software, source code, work in process, databases originating with CDS (in connection with the Acquired CDS Business or MTI) or as "work for hire" created by or on behalf of CDS (in connection with the Acquired CDS Business or MTI), research in progress, inventions or invention disclosures (whether patentable or unpatentable) and all design, user, and maintenance documentation and any support manuals and the like, drawings, schematics, blueprints, flow sheets, designs and models, and including without limitation, all software licensed to MTI by CDS pursuant to that certain Joint Venture Formation Agreement, dated August 26, 1992, between CDS and SDRC (the "Original Source Code"); and (ii) all Copyrights owned or used by CDS (in connection with the Acquired CDS Business or MTI). All
Info*Engine, Rialto, ICEM, storage management and other messaging and directory products of CDS are expressly excluded from the CDS Intellectual Property and from the Assets.

          3.3.7 Maintenance, Enhancement or Customization Agreements. CDS has not entered into any software maintenance agreement with respect to the Acquired CDS Business other than as incorporated in its written contracts and agreements with customers of the Acquired CDS Business, and there exist no deviations thereto, orally or in writing, which require significant increased maintenance obligations by SDRC or MTI in connection with its purchase hereunder of the Assets or assumption of the Assumed Liabilities. CDS has not orally or in writing committed to provide selective special enhancements or customization to any of its software products for particular customers of the Acquired CDS Business, other than as provided in the contracts and agreements with such customers.

          3.3.8 Accounts Receivable. To the knowledge of CDS, all information provided to SDRC by CDS related to accounts receivable of CDS in connection with the Acquired CDS Business prior to the date hereof is true and accurate in all material respects. To the knowledge of CDS, all such accounts receivable will be fully collectible after the Closing in the ordinary course of business. At the Closing, CDS shall deliver to SDRC Schedule 3.3.8, which shall contain an accurate aging schedule as of the Closing of all such accounts receivable.

          3.3.9 Employees. Schedule 3.3.9 includes a list of any and all CDS employees primarily involved with or otherwise material to CDS' product data management software sales and support organization, and accurately reflects each employee's location, title, and whether such employee is deemed by CDS to be a technical or non-technical employee.


                            ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES OF SDRC

     SDRC hereby represents and warrants to CDS, its successors and assigns as follows:

     Section 4.1 Organization and Good Standing. SDRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly authorized to carry on the business presently conducted by it.

     Section 4.2 Corporate Power and Authorization. The Board of Directors of SDRC has duly approved this Agreement, in accordance with and as required by law and in accordance with the Articles of Incorporation and Code of Regulations of SDRC. SDRC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of SDRC, each enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

      Section 4.3 No Violation. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, conflicts with, results in a breach of, violates or constitutes a material default under SDRC's Articles of Incorporation or Code of Regulations or any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which SDRC or any of its property is subject or bound.

     Section 4.4     SEC Filings; No Material Adverse Change.
SDRC has filed all forms, reports, registration statements and documents materially required to be filed by it with the SEC (the "SEC Filings"). The SEC Filings comply as to form in all material respects with the applicable requirements and do not contain any materially untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not materially misleading. Since the date of filing of SDRC's latest Quarterly Report on Form 10-Q with the SEC, there has been no change in, and no event, occurrence or development in the business of SDRC or any of the SDRC subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on SDRC or the ability of SDRC to consummate the transactions contemplated hereby, except as disclosed in any SEC filings by SDRC.

     Section 4.5 Litigation. To the knowledge of SDRC, except as disclosed in SDRC's SEC Filings, there are no actions, suits, proceedings, investigations or assessments of any kind pending before any court, administrative agency, arbitration association, or other regulatory body, or to the knowledge of SDRC, threatened against SDRC or any of its subsidiaries which if successful might have a Material Adverse Effect or which questions the validity or legality of this Agreement or of any action taken or to be taken by SDRC in connection with this Agreement.

     Section 4.6 Governmental Authorities; Consents. To the knowledge of SDRC, other than any premerger notification which may be required pursuant the Hart-Scott-Rodino Antitrust Improvements Act of 1976, SDRC is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby or thereby. To the knowledge of SDRC, other than any premerger notification which may be required pursuant the Hart-Scott-Rodino Antitrust Improvements Act of 1976, no approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by SDRC in connection with their execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     Section 4.7 No Knowledge of Breaches. To the actual knowledge of SDRC, no representation or warranty of CDS hereunder with respect to the matters set forth in Section 3.2 or otherwise relating to MTI is untrue or inaccurate in any material respect.


                           ARTICLE 5.
               CDS' OBLIGATIONS BEFORE CLOSING

     Section 5.1 Cooperation. CDS shall cooperate with SDRC in all reasonable respects, and shall take all other steps necessary to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

     Section 5.2 Access to Information. CDS shall permit SDRC, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to CDS books, records, properties, personnel, and all workpapers of CDS' auditors in connection with the preparation of the 7/31 Balance Sheet or any audited or unaudited financial statements of CDS relating to the Acquired CDS Business, for the purpose of making a detailed examination or updating and amplifying prior examinations of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of MTI and CDS (with respect to the Acquired CDS Business), and permitting SDRC to undertake a complete due diligence investigation to its satisfaction.

     Section 5.3 Conduct of the Business of MTI and CDS Until the Closing. Except for actions contemplated hereby or taken with the prior written consent of SDRC, CDS will refrain from conducting the Acquired CDS Business or taking any action which would result in MTI conducting its business, in any way other than in the ordinary course and consistent with past practices, or which would result in a material breach of any representation and warranty made by CDS herein, both with respect to MTI and the Acquired CDS Business. Prior to the Closing, CDS shall not cause MTI to, without prior written consent from SDRC, terminate any employee, or license, sell or otherwise dispose of any asset, property or intellectual property rights, in any form, in whole or in part. Prior to the Closing, CDS shall not cause MTI to, without prior written consent from SDRC, declare or pay any dividends or make any distributions of any other kind to its shareholders. CDS shall not take any action which would give rise to or otherwise result in any lien, claim or other encumbrance on the Assets, and to the extent any such lien, claim or other encumbrance does arise, CDS shall promptly remove or cause the removal thereof. CDS shall use reasonable efforts to preserve the Assets intact, keep available the services of its officers, employees, consultants and agents primarily involved with the Acquired CDS Business, and maintain its suppliers, customers and goodwill in connection with the Assets.

     Section 5.4     Employees of CDS.   CDS shall cooperate, and
shall cause its human resources personnel to cooperate with SDRC, and make available to SDRC all records and other relevant information pertaining to employees of CDS reasonably requested by SDRC for the purpose of assisting SDRC in determining which of CDS' employees (i) located in the United States SDRC desires to employ pursuant to Section 1.3 and (ii) located in Europe SDRC deems redundant to its operation of the Acquired CDS Business. SDRC may interview any employees of CDS, and CDS shall make such employees available for such interviews. Prior to the Closing, CDS shall not terminate any of its employees primarily involved with the Acquired CDS Business without SDRC's prior written consent.

     Section 5.5 Insurance of the Assets. CDS shall maintain such insurance policies on the Assets as are appropriate therefor, in an amount sufficient to cover the full replacement cost thereof. Upon SDRC's request, CDS shall provide copies of all insurance policies covering the Assets to SDRC. All premiums on such policies shall be paid by CDS up to and including the date of the Closing.

     Section 5.6 Pre-Closing Funding of MTI. CDS hereby acknowledges that MTI may require additional cash to support its operations prior to the Closing. Between execution of this Agreement and the public announcement thereof, CDS shall loan to MTI an amount equal to 50% of MTI's cash requirements, which amount shall be represented by a promissory note in favor of CDS, which SDRC shall cause MTI to pay in full at the Closing pursuant to Section 8.4. After such public announcement, CDS shall not be obligated to advance any additional cash to MTI.


                             ARTICLE 6.
              SDRC'S OBLIGATIONS PRIOR TO CLOSING

     Section 6.1 Cooperation. SDRC shall cooperate with CDS in all reasonable respects, and shall take all other steps necessary to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.
     Section 6.2 Pre-Closing Funding of MTI. SDRC hereby acknowledges that MTI may require additional cash to support its operations prior to the Closing. Between execution of this Agreement and the public announcement thereof, SDRC shall loan to MTI an amount equal to 50% of MTI's cash requirements, which amount shall be represented by a promissory note in favor of SDRC.


                           ARTICLE 7.
               CONDITIONS PRECEDENT TO CLOSING

     Section 7.1 Conditions to the Obligations of Each of the Parties. The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment prior to or as of the Closing of each of the following conditions:

          7.1.1 Corporate Approvals. The directors of CDS and SDRC each shall have duly approved and adopted this Agreement in accordance with and as required by law and in accordance with each party's Articles of Incorporation and Bylaws or Code of Regulations.

          7.1.2 No Orders. The transactions contemplated hereby shall not have been restrained, enjoined, or prohibited by any court or governmental authority of competent jurisdiction, and there shall be no action or proceeding pending which seeks such relief.

          7.1.3 Lease. The execution by SDRC and CDS of a mutually acceptable lease amendment between MTI and CDS for the space currently occupied by MTI, in the form attached hereto as Exhibit C.

          7.1.4     Governmental Approvals.  All necessary
governmental and regulatory orders, consents, clearance and approvals and requirements shall have been secured and satisfied and all applicable waiting periods expired, including, without limitation, a pre-merger notification pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if required.

     Section 7.2 Conditions to the Obligation of SDRC. The obligation of SDRC to consummate the transactions provided for herein is subject to fulfillment prior to or as of the Closing of each of the following conditions, unless waived by SDRC in a writing delivered to CDS which specifically refers to the condition or conditions being waived:

          7.2.1 Representations and Warranties. All of the representations and warranties of CDS set forth in this Agreement, including without limitation those contained in Sections 3.2.9 and
3.3.3 with respect to any Material Adverse Effect, shall be true and correct in all material respects at and as of the respective dates set forth with respect to each, as of the date of this Agreement and at and as of the date of the Closing, as if each such representation and warranty was given on and as of the date of the Closing.

          7.2.2 CDS's Covenants. CDS shall have performed in all material respects all covenants, agreements and obligations required by this Agreement to be performed by it on or before the Closing.

          7.2.3 Revenue Sharing Agreements. All revenue sharing agreements between CDS and SDRC shall have been terminated.

          7.2.4 Consents. CDS shall have delivered to SDRC evidence satisfactory to it of receipt of any material consents, licenses and authorizations from customers, lessors, licensors, government agencies and any other persons or organizations, the consent, license or authorization of which are necessary, in SDRC's sole discretion, to permit SDRC to continue MTI's business after the Closing or use or operate the Assets after the Closing in the same manner in which they were used or operated by CDS prior to the Closing, which are received by CDS prior to the Closing. To the extent any such consents have not been obtained with respect to any material contracts of MTI or the Acquired CDS Business, such material contracts shall be subject to the provisions of Section 9.1.10.

          7.2.5 MTI Employees. Such employees of MTI shall have agreed to continue employment with MTI as is necessary to enable SDRC to conduct the business of MTI as conducted prior to the Closing, provided, however, that such condition shall apply only in the event SDRC shall have offered such employees, as necessary, (i) a bonus based on performance during 1996, (ii) compensation, salary, benefits and bonuses at least comparable to those currently received, (iii) and for selected employees, options to purchase common stock of SDRC. If SDRC deems that this condition has not been satisfied, SDRC shall provide CDS with a written notice that it desires to terminate this Agreement pursuant to Article 11 hereof. Upon such termination, CDS and SDRC shall commence the orderly liquidation of MTI in accordance with the Joint Venture Formation Agreement, dated August 26, 1992, between CDS and SDRC (the "Joint Venture Agreement"), unless both parties shall otherwise agree in writing.

          7.2.6 Completion of Due Diligence. SDRC shall have had the opportunity to conduct, and shall have completed, a customary due diligence review of all books, records, properties, and personnel of MTI and CDS and any other information provided pursuant to Section 5.2, and shall have determined that there exist no facts or circumstances as of the Closing which would have or result in a Material Adverse Effect on MTI or the Acquired CDS Business.

          7.2.7 Resignation of CDS Representatives. Any officer, director, employee, shareholder, or other representative or agent of CDS shall have resigned from the Board of Directors of MTI.

     Section 7.3 Conditions to the Obligation of CDS. The obligation of CDS to consummate the transactions provided for herein is subject to the fulfillment prior to or as of the Closing of each of the following conditions unless waived by CDS in a writing delivered to SDRC which specifically refers to the condition or conditions being waived:

          7.3.1 Representations and Warranties. All of the representations and warranties of SDRC in this Agreement shall be true and correct in all material respects at and as of the respective dates set forth with respect to each, as of the date of this Agreement and at and as of the date of the Closing as if each such representation and warranty was given on and as of the date of the Closing.

          7.3.2 SDRC's Covenants. SDRC shall have performed in all material respects all covenants, agreements and obligations required by this Agreement to be performed by it on or before the Closing.


                            ARTICLE 8.
                           THE CLOSING

     Section 8.1 Time of the Closing. The date of the closing for the transactions contemplated hereby (the "Closing") shall be January 22, 1997, or if later, three days after the expiration of the pre-merger notification period described in Section 7.1.4.
The Closing shall take place at the offices of Dinsmore & Shohl LLP, 1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202.

     Section 8.2 Deliveries by CDS. At the Closing, CDS shall deliver the following to SDRC, any of which may be waived by SDRC, in its sole discretion:

          (a) All certificates representing the Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, in proper form for transfer, with appropriate transfer stamps, if any, affixed thereto;

          (b) A Bill of Sale and Assignment and Assumption, in the form attached hereto as Exhibit D, sufficient to vest marketable title to the Assets with SDRC, free and clear of all liens and other encumbrances;

          (c) An Administrative Services Agreement, in the form attached hereto as Exhibit E (the "Administrative Services
Agreement"), executed by a duly authorized representative of CDS;

          (d) The Escrow Agreement, executed by a duly authorized representative of CDS;

          (e) The lease amendment described in Section 7.1.3, executed by a duly authorized representative of CDS;

          (f)     Schedule 3.3.8;

          (g) A customary opinion of legal counsel for CDS, dated as of the date of the Closing, in the form attached hereto as Exhibit F;

          (h) A Certificate of CDS certifying (i) that all representations and warranties of CDS in this Agreement and all Exhibits and Schedules hereto are true and accurate in all material respects, and that all covenants and agreements to be performed by CDS have been duly performed in all material respects, as of the Closing, and (ii) that as of the Closing, CDS has no knowledge of any changes or events with respect to the Acquired CDS Business since the Effective Date which have had, or reasonably can be expected to result in, a Material Adverse Effect;

          (i) A copy of each of (i) the text of the resolutions adopted by the Board of directors of CDS authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, and (ii) the Bylaws of CDS; along with a certificate executed on behalf of CDS by its corporate secretary certifying to SDRC that such copies are true, correct and complete copies of such resolutions and Bylaws and each was duly adopted and has not been amended or rescinded;

          (j)     Possession of all of the Assets;

          (k) Possession of all books, records and customer lists used by CDS in connection with the Acquired CDS Business;

          (l) A true and accurate copy of any contract or agreement assumed by SDRC as part of the Assumed Liabilities;

          (m) All necessary documents to effect the full and complete assignment of all copyrights, licenses, trade secrets, trademarks, trade names and other intellectual property included within the Assets, in form sufficient to allow the completion of any filings with the United States Patent and Trademark Office, the United States Copyright Office, or any other governmental entity or agency with which notice of such assignment must be filed in order to be effective and enforceable in all respects;

          (n) All consents of third parties required by SDRC in connection with transactions contemplated by this Agreement, subject to the provisions of Sections 7.2.4 and 9.1.10;

          (o) MTI's minute books, stock transfer records, corporate seal and all other materials related to MTI's corporate administration;

          (p) An incumbency certificate executed on behalf of CDS by its corporate secretary certifying the signature and office of each officer executing this Agreement;

          (q) All originals and copies in CDS' possession as of the Closing, whether electronic or written, of any non-public or confidential information pertaining to MTI and SDRC, including any MTI Intellectual Property; and

          (r) All other documents reasonably requested by SDRC to effectuate the transactions contemplated by this Agreement.

     Section 8.3 Deliveries by SDRC. At the Closing, SDRC shall deliver the following to CDS, any of which may be waived by CDS, in its sole discretion:

          (a) The sum of $21,150,000, minus all amounts deposited in escrow pursuant to Section 2.3 and any amount loaned to MTI pursuant to Section 5.6, in immediately available funds, delivered by wire transfer to a bank account designated by CDS;

          (b)     The Warrant;

          (c) The Administrative Services Agreement, duly executed by an authorized representative of SDRC;

          (d) The Escrow Agreement, duly executed by an authorized representative of SDRC;

          (e) A copy of each of (i) the text of the resolutions adopted by the Board of directors of SDRC authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, and (ii) the Code of Regulations of SDRC; along with a certificate executed on behalf of SDRC by its corporate secretary certifying to CDS that such copies are true, correct and complete copies of such resolutions and Code of Regulations and each was duly adopted and has not been amended or rescinded;

          (f) An incumbency certificate executed on behalf of SDRC by its corporate secretary certifying the signature and office of each officer executing this Agreement;

          (g)     Schedule 1.3;

          (h) A Certificate of SDRC certifying that all representations and warranties of SDRC in this Agreement and all Exhibits and Schedules hereto are true and accurate in all material respects, and that all covenants and agreements to be performed by SDRC have been duly performed in all material respects, as of the Closing;

          (i) Schedule 2.5, indicating the allocation of the Purchase Consideration;

          (j) A customary opinion of legal counsel to SDRC, Dinsmore & Shohl LLP, dated as of the date of the Closing, in the form attached hereto as Exhibit G; and

          (k) All other documents reasonably requested by CDS to effectuate the transactions contemplated by this Agreement.

     Section 8.4 Repayment of MTI's Debt to CDS. At the Closing, SDRC shall cause MTI to pay over to CDS the sum of $3,600,000, plus any amount loaned to MTI pursuant to Section 5.6 and all current outstanding indebtedness of MTI to CDS incurred by MTI in the ordinary course of business, as reflected by the books and written records of MTI.


                                ARTICLE 9.
                    CERTAIN POST-CLOSING OBLIGATIONS

      Section 9.1     Of CDS:

           9.1.1 Effective Date Balance Sheet. Within 15 days after the Closing, CDS shall deliver to SDRC the Effective Date Balance Sheet, prepared in accordance with Section 2.2. Upon delivery of the Effective Date Balance Sheet by CDS, the net tangible book value shown thereon shall be not less than $2,000,000 and, to the knowledge of CDS at such time, shall fairly present the net tangible book value of the Acquired CDS Business and shall otherwise be accurate in all material respects.

          9.1.2     Non-Competition and Confidentiality.

          (a) For a period of two years after the Closing, neither CDS nor any affiliate of CDS shall (i) offer for license or sale to any customer any PDM Software product, whether developed by CDS or obtained from a third party for distribution by CDS; (ii) jointly bid or team with any PDM Software vendor, other than SDRC, for the sale or license of any PDM Software product to any customer; or (iii) develop any PDM Software product for sale or license to any third party.

          (b) For purposes of this Section, "PDM Software" shall mean any software which constitutes MTI Intellectual Property, and any derivative thereof developed during a two year period after the Closing, or any product which is substantially similar thereto in form and functionality. Notwithstanding the foregoing, the parties acknowledge and agree that "PDM Software" does not include, and that CDS shall not be precluded from offering, its Info*Engine, Rialto, x.500-based or other global directory, enterprise messaging, global information sharing, security, or storage management products or services, or any ICEM products (including any drawing managers inherent in the ICEM product line), so long as such products or services are not represented by CDS to customers or prospective customers as constituting a substitute or replacement for the PDM Software of MTI. CDS shall not be precluded by this Agreement from offering or performing systems integration services or licensing any CDS or third party products to any customers or prospective customers which have existing PDM Software or systems using PDM Software, so long as CDS does not participate with a third-party vendor of PDM Software in obtaining or attempting to obtain the PDM Software business at such customer or prospective customer.

          (c) For a period of two years after the Closing, neither CDS nor any affiliate of CDS shall solicit or recruit any employee of MTI or SDRC, or solicit or encourage any employee of MTI or SDRC to leave the employment of MTI or SDRC. Nothing herein shall be construed to prevent either CDS or SDRC from employing any person who responds to a general advertisement for employment.

          (d) CDS shall refrain from disclosing or furnishing to anyone any non-public or confidential information, including all proprietary information and trade secrets, relating to MTI or SDRC, or otherwise using such confidential information for its own benefit or the benefit of any other person. After the Closing, CDS shall deliver to SDRC any originals or copies, whether electronic or written, of any non-public or confidential information pertaining to MTI and SDRC, including MTI Intellectual Property, immediately upon learning of its possession thereof. Other than as specifically provided in this Agreement, CDS shall refrain from using any MTI Intellectual Property. CDS shall enforce the terms and conditions of all contracts with employees of CDS, including its standard Employee Disclosure and Assignment Agreement, which impose an obligation on such employees to maintain the confidentiality of information obtained during the course of such employee's employment. CDS shall not disclose, and shall cause each of its employees, officers, directors, agents or other representatives not to disclose, any information marked "Confidential" obtained in connection with either negotiations regarding the terms and conditions of this Agreement or the consummation of the transactions contemplated by this Agreement, whether or not received in relation to the employment or other arrangement with such employees, officers, directors, agents or other representatives. Such non-public or confidential information hereunder may be in electronic or written form.

          9.1.3     License of CDS Software.

          (a) As of the Closing, CDS grants SDRC a fully-paid, perpetual, non-exclusive right and license to use any and all software, including without limitation any source code to the extent owned by CDS, together with all design, user, and maintenance documentation and any support manuals and the like, which is not included within the Assets which CDS has used in the conduct of the Acquired CDS Business or MTI, each as more particularly described on Schedule 9.1.3, but only to the extent such software is necessary (i) in the normal conduct of the Acquired CDS Business as conducted by SDRC after the Closing, (ii) to enable SDRC to continue the maintenance and servicing requirements with respect to PDM Software of the existing customers of the Acquired CDS Business in the manner required by the contracts, agreements, commitments and proposals included in the Assets, including with respect to any enhancements or customization. For a one year period after the Closing, CDS shall provide reasonable consulting and support services, as reasonably available and without charge, to enable SDRC to use the software licensed hereunder for the purposes described in this Section 9.1.3.
          (b) The license granted hereby shall be subject to vendors' consents, where applicable, and applies only to SDRC, and SDRC may not sublicense, share with, rent or lease any such software licensed hereunder to any other party, except that SDRC may assign its rights hereunder to any subsidiary or affiliate of SDRC, including MTI, or in connection with the sale of all or substantially all of the Assets or the Acquired CDS Business. To the extent that such software has been developed by CDS' vendors in connection with such vendors' modules which have been added to MTI's Metaphase product at any current customer site, CDS shall use all reasonable efforts to obtain for SDRC the rights from such vendors required to maintain all affected customer licenses in full force and effect.

          (c) CDS hereby represents and warrants that to its knowledge any software included within the license granted hereby is free from any and all product malfunctions or other "bugs" which would interfere in any material way with the ability of such software to perform in the manner required by customers of the Acquired CDS Business, or as represented by CDS.

               9.1.4 Noninterference. For a period of five years after the Closing, CDS shall not (i) other than pursuant to the Warrant, acquire, or act in concert with others to acquire, shares of common stock or any other voting securities, or securities convertible into such common stock or other voting securities, of SDRC, (ii) submit, cause to be submitted, or act in concert with others in submitting to the Board of Directors of the Company, or any committee thereof, any matter or proposal for the vote of the shareholders of the Company at any annual or special meeting thereof, (iii) solicit any proxies with respect to SDRC or initiate, propose or otherwise solicit stockholders for the approval of any stockholder proposals with respect to SDRC, (iv) call or seek to have called any meeting of the stockholders of SDRC, or (v) otherwise act, directly or indirectly, alone or in concert with others, to seek to control or otherwise influence the management, Board of Directors, policies or affairs of SDRC.

               9.1.5 Commencement of Employment by SDRC. The employment of all CDS employees to be employed by SDRC or MTI, as applicable, shall begin as of the date of the Closing.

               9.1.6 Accounts Receivable. After the Closing, CDS shall deliver to SDRC no later than the tenth business day of the month any and all amounts received by CDS during the previous month from any third party in connection with (i) any accounts receivable included within the Assets, (ii) with respect to any revenue sharing agreement between CDS and SDRC, or (iii) any other amount to which SDRC may be entitled. For a period of 12 months after the Closing, CDS shall provide SDRC a report on the tenth business day of each month which accurately describes the accounts receivable actually received by CDS prior to the first day of such month and the status of any accounts receivable which CDS expects to receive during such 12 month period. Such report shall be prepared in accordance with generally accepted accounting principles in a manner consistent with past practices of CDS.

               9.1.7 Financial Statement Preparation. CDS shall cooperate with SDRC, including providing SDRC with access to all books and records of CDS relating to the Acquired CDS Business, in connection with the preparation of any financial statements of SDRC after the Closing, including any financial statements required by applicable regulations promulgated under the Securities Act of 1933 or the Securities Exchange Act of 1934.

               9.1.8 Tax Files. CDS shall maintain and make available to SDRC all of its files, working papers and Returns associated with the federal income tax obligations of MTI for the earliest fiscal year for which unused net operating loss carry forwards exist through 1995, inclusive.

               9.1.9 Further Assurances. At any time and from time to time after the Closing, CDS will execute such additional instruments and take such actions as may be reasonably requested by SDRC to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

               9.1.10    Cooperation with Respect to Contracts.

          (a) Anything in this Agreement or any bill of sale notwithstanding, to the extent that any contract or agreement to be sold, assigned, transferred or conveyed by CDS to SDRC, or any claim, right or benefit arising thereunder or resulting therefrom (the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof. After the Closing, until any Interest has been validly and effectively assigned to SDRC, (i) CDS shall hold such Interest in trust for the benefit of SDRC and SDRC shall be entitled to receive all benefits under such Interest and shall be responsible for the obligations under such Interest to the extent relating to the benefits received, and (ii) any such Interest shall, notwithstanding the failure to receive any approval, consent or waiver (but so long as the same shall not constitute a violation of law), be deemed to be assigned, transferred or conveyed to SDRC if (x) written notice of such assignment, transfer or conveyance is given to the other party to such Interest on or before the date of the Closing, and (y) within a 12 month period after initial notice to the other party to such Interest, such party does not object to such assignment, transfer or conveyance or otherwise act in a manner inconsistent therewith. No later than the tenth business day of any month, CDS shall pay over to SDRC all amounts received in connection with the Interests during the previous month.

          (b) SDRC and CDS shall use commercially reasonable efforts to obtain all necessary approvals, authorizations, orders, consents or waivers, or to resolve any impracticalities of transfer referred to in this Section necessary to convey to SDRC each such Interest as soon as practicable after the Closing; provided, however, that neither CDS nor SDRC shall be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested or waive or compromise any rights against such third party or commence any litigation or other proceeding against any third party.

          (c) To the extent necessary and not obtained or transferred to SDRC by CDS as of the Closing, CDS shall cooperate with SDRC to obtain all permits and licenses required to be obtained by SDRC from any governmental agency with respect to the operation of the Acquired CDS Business or the business of MTI (including, without limitation, environmental and operating permits).

               9.1.11 CDS' European Employees. With respect to employees of CDS located in Europe, SDRC shall have a period of nine months after the Closing in which to determine which such employees are redundant to SDRC's operation of the Acquired CDS Business. Any and all costs and expenses associated with SDRC's termination of employment of the employees identified pursuant to this Section 9.1.11, including severance pay, wages, salaries, commissions, bonuses, vacation pay, benefits (including any health, dental, expense, profit sharing, pension, bonus, retirement or other benefit plans) incurred after the date such employee is notified that he or she is redundant (in the aggregate, "Termination Costs"), shall be allocated between SDRC and CDS as follows: (i) for employees so notified within one month after the Closing, CDS shall bear 100% of the Termination Costs;
(ii) for employees so notified more than one month but within three months after the Closing, CDS shall bear 75% and SDRC shall bear 25% of the Termination Costs; (iii) for employees so notified more than three months but within six months after the Closing, CDS and SDRC shall each bear 50% of the Termination Costs; (iv) for employees so notified more than six months but within nine months after the Closing, CDS shall bear 25% and SDRC shall bear 75% of the Termination Costs; and (v) for employees so notified more than nine months after the Closing, SDRC shall bear all Termination Costs. CDS shall pay any such Termination Costs for which it is responsible within ten days after the end of the month during it receives written notice thereof from SDRC. Notwithstanding anything in this Section 9.1.11 to the contrary, SDRC shall bear all Termination Costs to the extent the Purchase Consideration is adjusted downward therefor pursuant to Section 2.2.

          9.1.12 CDS' U.S. Employees Not Employed by SDRC. With respect to employees of CDS located in the United States to which SDRC does not offer employment, all liability in connection with any such employees of CDS, including any liability for severance pay, wages, salaries, commissions, bonuses, vacation pay, benefits (including any health, dental, expense, profit sharing, pension, bonus, retirement or other benefit plans) shall remain the sole obligation of CDS.

               9.1.13 License for Info*Engine. After the Closing, CDS shall discuss in good faith with SDRC the prospect of entering into a mutually acceptable agreement for a license granted to SDRC, on terms and conditions no less favorable than similar licenses with other customers of CDS, for CDS' Info*Engine and PDM Storage Management products.

          Section 9.2     Of SDRC:

               9.2.1          Accounts Receivable.  SDRC shall be
responsible for collecting any accounts receivable included within the Assets, and for billing any customers of the Acquired
CDS Business.

               9.2.2 Review of Contracts. During a 60 day period after the delivery by CDS of the Effective Date Balance Sheet, SDRC, together with its auditors, shall review all contracts, proposals, or other commitments assumed by SDRC hereunder in order to determine which such contracts, proposals, or other commitments constitute a liability of the Acquired CDS Business not adequately reflected on the Effective Date Balance Sheet. Any adjustment therefor shall remain subject to the procedure for adjustment of the Purchase Consideration described in Section 2.2.

               9.2.3 API Licenses. At the Closing, SDRC shall enter into a mutually acceptable agreement for a license for an initial three year term granted to CDS, on terms and conditions no less favorable than similar licenses with other customers of MTI or SDRC, to use MTI application programming interfaces, including the "Message Send" application programming interface.

               9.2.4          Systems Integrator License.  After
the Closing, SDRC shall discuss in good faith with CDS the prospect of entering into a mutually acceptable agreement for a license granted to CDS for the establishment of CDS as a systems integrator of MTI products.

               9.2.5 Further Assurances. At any time and from time to time after the Closing, SDRC will execute such additional instruments and take such actions as may be reasonably requested by CDS to confirm or perfect the assumption of Assumed Liabilities or otherwise to carry out the intent and purposes of this Agreement.



                             ARTICLE 10.
                              PUBLICITY

     All notices to third parties and all other parties concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between the parties. None of the parties shall cause or authorize any such notice or publicity without the prior written approval of the other party; provided, however, that in the case of an announcement which SDRC may be required by law, by any governmental agency or by the Nasdaq National Market to make, issue or release, such action by SDRC without the prior approval by the other parties shall not constitute a breach of this Article 10.


                         ARTICLE 11.
                        TERMINATION

          Section 11.1 Circumstances of Termination. Prior to the Closing, this Agreement may be terminated only as follows:

          (i) By the mutual consent in writing of SDRC and CDS;

          (ii) By SDRC or CDS if the Closing shall not have occurred on or before 90 days after the date hereof (provided that the right to terminate hereunder shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the Closing not taking place prior to such date); or

          (iii) By SDRC or CDS if the conditions to such party's obligations shall not have been met, and it is reasonably likely that such conditions will not be met on or before 90 days after the date hereof (provided that the right to terminate hereunder shall not be available to any party who is directly or indirectly responsible for the other party's failure to satisfy the conditions to Closing under this Agreement).

          Section 11.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement and no party (or any of its officers, directors or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.


                          ARTICLE 12.
                        INDEMNIFICATION

          Section 12.1 Indemnification Obligation of CDS. In the event SDRC incurs any expenses, losses, damages, deficiencies or costs in an aggregate cumulative amount in excess of $275,000 (the "Basket"), or has received any written claim, demand, suit, or other notice from a third party which, if such party were to prevail against SDRC would result in any expense, loss, damage, deficiency or cost in an aggregate cumulative amount in excess of the Basket, resulting from any misrepresentation or breach by CDS of any representation, warranty or covenant made by CDS in this Agreement, or from the Excluded Liabilities, SDRC shall be entitled to be indemnified by CDS and held harmless against such expenses, losses, damages, deficiencies, and/or costs, including all costs of enforcing the obligations of CDS under this Article 12, but only to the extent such amounts exceed the Basket. Until the disbursement to SDRC of the entire Escrow Amount, SDRC shall be indemnified by setting off any amount of such indemnification against the Escrow Amount. Nothing herein shall be construed so as to limit the obligations of CDS hereunder to the Escrow Amount. The aggregate amount of all claims hereunder in connection with MTI shall not exceed an amount equal to $12,500,000, and the aggregate amount of all claims hereunder in connection with the Acquired CDS Business shall not exceed an amount equal to $12,500,000. Notwithstanding anything herein to the contrary, CDS' obligation to provide indemnification hereunder shall on a cumulative basis not exceed $25,000,000.

          Section 12.2 Indemnification Obligation of SDRC. In the event CDS incurs any expenses, losses, damages, deficiencies or costs in an aggregate cumulative amount in excess of the Basket during the Escrow Period, or has received any written claim, demand, suit, or other notice from a third party which, if such party were to prevail against CDS, would result in any expense, loss, damage, deficiency or cost in an aggregate cumulative amount in excess of the Basket during the Escrow Period, resulting from any misrepresentation or breach by SDRC of any representation, warranty or covenant made by SDRC in this Agreement, including as a result of SDRC's failure to perform pursuant to any Assumed Liability, CDS shall be entitled to be indemnified and held harmless against such expenses, losses, damages, deficiencies, and/or costs, including all costs of enforcing the obligations of SDRC under this Article 12, but only to the extent such amounts exceed the Basket. The total amount of all claims hereunder shall not exceed $25,000,000.

          Section 12.3     Procedure for Indemnification.  In
connection with any claim for indemnification under Section 12.1 or 12.2, the procedure set forth below shall be followed:

          (a) The party seeking indemnification shall give the other party written notice of any matter for which indemnity may be sought under Section 12.1 or 12.2, promptly but in any event within 30 business days after the party seeking indemnification receives written notice thereof. Failure to give such notice shall not affect the obligations of the party from whom indemnification is sought unless such party is materially adversely affected by such failure.

          (b) The party from whom indemnification is sought shall have the right to adjust or settle any claim, suit or judgment coming within the scope of this indemnity obligation and shall have the right to control any litigation related thereto, except that counsel for the party from whom indemnification is sought shall be reasonably satisfactory to the other party.
Either party hereto desiring to participate in the handling of any such claim, suit or judgment being handled by the other party shall have the right, at its expense and with its counsel, to join with the other party and participate fully in the defense of any such claim or interest. The party from whom indemnification is sought shall not settle any such claim, suit or judgment without the prior written consent of the other party.

          (c) CDS and SDRC shall cooperate in the defense of any such claim or litigation and each shall make available all books and records which are relevant in connection with such claim or litigation.

     Section 12.4 Indemnification Obligation of CDS for Tax Liability. Notwithstanding any limitations hereunder, the obligations of CDS under this Article 12 to indemnify SDRC for up to 50% of any expenses, losses, damages, deficiencies or costs incurred by SDRC, to the extent such amounts exceed the Basket, arising out of the obligation of CDS to pay, or any failure by CDS to pay when due, any tax or other assessment, which obligation to make such payment arose prior to the Closing and was not an Assumed Liability, or for any breach of CDS' representations and warranties under Section 3.2.13, shall not be subject to any limitation on the time within which SDRC must bring a claim for indemnification or on the amount for which CDS is obligated.

          Section 12.5 Indemnification Obligation of CDS for Employees and Excluded Liabilities. Notwithstanding any limitations hereunder, the obligations of CDS under this Article 12 to indemnify SDRC for any expenses, losses, damages, deficiencies or costs incurred by SDRC in connection with the Excluded Liabilities, or for any breach by CDS of its representations or warranties under, or failure by CDS to perform its obligations pursuant to, Sections 1.3, 5.4, 9.1.11, or 9.1.12, shall not be subject to any limitation on the time within which SDRC must bring a claim for indemnification or on the amount for which CDS is obligated. Until the disbursement to SDRC of the entire Escrow Amount, SDRC shall be indemnified by setting off any amount of indemnification for any failure by CDS to perform its obligations under, or a breach by CDS of its representations and warranties under, Sections 1.3, 5.4, 9.1.11, or 9.1.12, against the Escrow Amount.


                             ARTICLE 13.
                  TERMINATION OF PRIOR AGREEMENTS

     The parties hereto acknowledge and agree that each of the following contracts, agreements, commitments, or understandings shall be terminated as of the Closing, notwithstanding any notice provision or restriction on termination provided therein, and thereafter each such contract, agreement, commitment, or understanding shall be void and of no further force or effect:

     (a)  Joint Venture Agreement;

     (b)  OEM License Agreement;

     (c) Any and all revenue sharing agreements or similar agreements between SDRC and CDS, and any other contracts, agreements, commitments, or understandings between CDS and MTI or SDRC in connection with MTI or the Acquired CDS Business, provided however, that such termination shall not be construed so as to limit the obligations of CDS or SDRC under this Agreement.


                            ARTICLE 14.
                           MISCELLANEOUS

          Section 14.1 Headings. The subject headings of the sections, paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

          Section 14.2 Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

          Section 14.3 Knowledge. With respect to CDS, for purposes of this Agreement, "knowledge" or "best knowledge" means the knowledge of James Ousley, CEO, Joseph Killoran, CFO, Ralph Beha, General Counsel, and the North American and European PDM Managers of CDS, as such knowledge has been obtained in the normal conduct of the business and following a reasonable investigation by such individuals. With respect to SDRC, for purposes of this Agreement, "knowledge" or "best knowledge" means the knowledge of Albert Peter, CEO, Jeffrey Vorholt, Vice President and CFO, John
A. Mongelluzzo, Vice President, Secretary and General Counsel, and Martin A. Neads, Vice President and General Manager of SDRC Operations, Inc., as such knowledge has been obtained in the normal conduct of the business and following a reasonable investigation by such individuals.

          Section 14.4 Material Adverse Effects. As used in this Agreement, the term "Material Adverse Effect" means (i) with respect to MTI or the Acquired CDS Business, any single or a series of related conditions, events, changes or occurrences that have or may reasonably be expected to have a financially adverse effect on the business, operations, results of operations and/or financial condition of MTI and the Acquired CDS Business, taken as a whole, and (ii) with respect to SDRC, any single or a series of related conditions, events, changes or occurrences that have or may reasonably be expected to have a financially adverse effect on the business, operations, results of operations and/or financial condition of SDRC and its subsidiaries, taken as a whole.

          Section 14.5 Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including any attorneys' fees, brokers' or finders' fees or commissions, or accountants' fees, shall be paid by the party incurring such costs and expenses.

          Section 14.6 Consents. Where any consent or waiver of SDRC is required or requested hereunder, John A. Mongelluzzo, Vice President, Secretary and General Counsel shall be the authorized person to provide any such consent or waiver. Where any consent or waiver of CDS and its Subsidiaries is required or requested hereunder, Joseph F. Killoran, Chief Financial Officer, shall be the authorized person to provide any such consent or waiver.

          Section 14.7 Survivability; Time for Bringing an Action. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the later of (i) March 31, 1998, or (ii) a date 30 days following the release to the public of SDRC's audited financial statements for fiscal year 1997, and no claims or causes of action arising out of the transactions contemplated hereby shall be asserted unless asserted in writing on or before March 31, 1999; provided however, that this limitation shall not apply to the violation of any covenants or agreements to be performed by any of the parties after the Closing.

          Section 14.8     Counterparts.  This Agreement may be
executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 14.9 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, that any assignment by either party of its rights or obligations under this Agreement without written consent of the other party shall be void.

          Section 14.10 Effect of Certain Actions. No action taken pursuant to or related to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warrant, condition or agreement contained herein.

     Section 14.11     Effect of Actual Knowledge.

           (a) SDRC hereby agrees that in the event any officer of SDRC, through and including the Vice President level, has actual knowledge (based solely on written documentary evidence made available or delivered to any such officer no less than two business days prior to the date of the Closing) that any representation or warranty of CDS made herein or pursuant hereto is untrue or incorrect, then (i) SDRC shall have no rights under this Agreement or otherwise by reason of such untruth or inaccuracy, and (ii) any such representation or warranty by CDS shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of SDRC.

            (b) CDS hereby agrees that in the event any officer of CDS, through and including the Vice President level, has actual knowledge (based solely on written documentary evidence made available or delivered to any such officer no less than two business days prior to the date of the Closing) that any representation or warranty of SDRC made herein or pursuant hereto is untrue or incorrect, then (i) CDS shall have no rights under this Agreement or otherwise by reason of such untruth or inaccuracy, and (ii) any such representation or warranty by SDRC shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of CDS.

     Section 14.12 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party (including, without limitation, service by overnight courier service) to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the date of service if delivered by facsimile to the facsimile number set forth below, which facsimile is confirmed within three days by deposit of a copy of such notice in first class mail, registered or certified, postage prepaid at the address set forth below. Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

     If to SDRC:

     Structural Dynamics Research Corporation
     2000 Eastman Drive
     Milford, Ohio  45150
     Fax No. (513) 576-2049
     Attn.:     John A. Mongelluzzo

     with a copy to:

     Dinsmore & Shohl, P.L.L.
     1900 Chemed Center
     255 East Fifth Street
     Cincinnati, Ohio 45202
     Fax No. (513) 977-8141
     Attn.:     Charles F. Hertlein, Jr.

     If to CDS:

     Control Data Systems, Inc.
     4201 Lexington Avenue North
     Arden Hills, MN 55126-6198
     Fax No. (612) 482-4510
     Attn.:     Joseph F. Killoran, C.F.O.

     with a copy to:

     Fredrikson & Byron, P.A.
     1100 International Centre
     900 Second Avenue South
     Minneapolis, MN 55402-3397
     Fax No. (612) 347-7077
     Attn.:     Keith A. Libbey

          Section 14.13     Governing Law.  This Agreement shall
be construed, without regard to conflicts of laws, in accordance with, and governed by the laws of, the State of Delaware.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the date set forth above.

                                        CONTROL DATA SYSTEMS, INC.

                                   By:____________________________

                                 Its:____________________________


                                      STRUCTURAL DYNAMICS RESEARCH
                                               CORPORATION

                                   By:___________________________

                                   Its:__________________________

          EXHIBITS

          Exhibit                    Description
          -------                    -----------


           A                         Stock Purchase Warrant

           B                         Escrow Agreement

           C                         Lease Amendment

           D                         Bill of Sale and Assignment
                                      and Assumption

           E                         Administrative Services
                                 Agreement

           F                         Opinion of Counsel for CDS

           G                         Opinion of Counsel to SDRC

          SCHEDULES

          Schedule               Description
          --------               -----------

         1.2A               The Assets

         1.2B               Assumed Liabilities

         1.3                Employees to Become Employed by SDRC

         2.4                Purchase Price Allocation

         3.2.6              Accounts Receivable of MTI

         3.2.7              Real Property Leases

         3.2.10             Authorized Distributors and Resellers

         3.2.14             Material Contracts of MTI

         3.2.15             MTI Intellectual Property

         3.2.17             Employees of MTI; Employee Benefit
                          Plans of MTI

         3.2.22             Bank Loans of MTI

          Schedule               Description
          --------               -----------

         3.3.5                Material Contracts of CDS with
                              respect to the Acquired CDS
                              Business

         3.3.6               CDS Intellectual Property

         3.3.7               Maintenance Agreements of CDS.

         3.3.8               Accounts Receivable of CDS

         3.3.9               Acquired CDS Business Employees

         9.1.3               Licensed CDS Software